EXHIBIT 99.1

Sharps Compliance Fiscal 2015 Fourth Quarter Revenue Increases 27% to $9.0 Million; Customer Billings Increase 28% to $9.4 Million

  Fourth quarter gross margin of 42%; Operating margin of 15%; EPS of $0.08 per share
  Retail market billings increase 54%
  Pharmaceutical Manufacturer billings increase 23%
  $0.8 million in fourth quarter Government market billings related to the purchase of the new Takeaway Medication Recovery System™ Envelopes and new MedSafe® solutions
  Recently announced route-based pick-up capabilities with acquisition of Alpha Bio/Med and launch of route-based service in Texas

HOUSTON, Aug. 12, 2015 (GLOBE NEWSWIRE) -- Sharps Compliance Corp. (NASDAQ:SMED) ("Sharps" or the "Company"), a leading full-service national provider of comprehensive waste management solutions including medical, pharmaceutical and hazardous, today reported financial results for the fourth quarter of fiscal year 2015, which ended June 30, 2015.

Revenue in the fourth quarter of fiscal 2015 was $9.0 million, a 27% increase as compared to revenue of $7.1 million in the same prior year quarter. The Company reported operating income of $1.4 million in the fourth quarter of 2015 as compared to operating income of $1.7 million in the fourth quarter of fiscal 2014. Sharps recorded net income of $1.3 million, or $0.08 per basic and diluted share in the fourth quarter of fiscal 2015, compared with net income of $1.6 million or $0.11 per basic and diluted share, in the fourth quarter of fiscal 2014. Fiscal fourth quarter 2014 operating income and net income include the positive impact of the $1.5 million, or $0.10 per share, legal settlement related to the Company's claims against the U.S. government related to a January 2012 contract termination. Without the impact of the 2014 fiscal year legal settlement, operating income increased $1.3 million, or more than 11 times versus the prior fiscal year and EPS increased $0.07 per share, or more than 8 times, versus the prior year.

Customer billings grew 28% to $9.4 million for the quarter compared to the prior year period. The Company reported strong growth in the Retail, Government and Pharmaceutical Manufacturer markets, and increases in the Professional and Assisted Living markets. (See Reconciliation of Customer Billings to Revenue in the supplemental table included at the end of this release).

Continued Growth Related to Unused Medication Management Solutions

During the fourth quarter, the Company saw continued growth in the Government segment related to the sale of its new TakeAway Medication Recovery and MedSafe solutions, both of which meet all of the requirements of the DEA's October 2014 Secure and Responsible Drug Disposal Act (the "Act"). Additionally, both the new TakeAway Medication Recovery and MedSafe solutions have been added to the Company's Federal / GSA Supply Schedules as well as the Company's Distribution and Pricing Agreement (DAPA) for purchase by Department of Defense agencies. These approvals allow government agencies to more efficiently purchase Sharps' unused medication management solutions. The new offerings were launched in response to the October 2014 Act, and meet the requirements for the proper and cost effective collection, transportation and treatment of consumer dispensed unused medication including controlled substances.

David P. Tusa, President and Chief Executive Officer of Sharps, commented, "We're very pleased with our fourth quarter results which included strong organic revenue growth and significant operating leverage which drove increased gross margins and profitability. We delivered very strong growth in our Retail and Pharmaceutical Manufacturer segments and saw continued significant growth in our Government business including about $800,000 in billings from government agencies as a result of the increased visibility and recognition of our TakeAway Medication Recovery and MedSafe solutions."

Focused sales and marketing initiatives continue to drive revenue

Retail market billings increased 54% to $3.1 million compared with $2.0 million in the prior year period, primarily due to the timing of large flu shot orders for the upcoming flu season. Sharps expects the retail market to continue to drive long-term growth for the Company as retail pharmacies increase the variety and volume of healthcare services they provide to meet the demand of consumers looking to alternative sites to obtain flu and other immunizations.

Government billings grew by 531% to $0.8 million compared to $0.1 million in the fourth quarter of 2014, primarily related to sales of the Company's TakeAway Medication Recovery System envelopes and MedSafe solutions to multiple Government agencies.

Pharmaceutical Manufacturer billings increased 23% to $1.4 million in the fourth quarter of fiscal 2015 compared to the fourth quarter last year. During the fourth quarter, the Company filled orders for new inventory builds for existing customers and launched one new patient support program for a new drug. Sharps expects to launch two additional patient support programs for new drug therapies over the next three-to-four quarters.

Professional market billings grew 5% to $1.5 million in the fourth quarter of fiscal 2015 as the Company continued its focus on educating the small quantity generator sector, which consists largely of doctors, dentists, veterinarians and other healthcare professionals, on the favorable economics and convenience of the Sharps Recovery System™. The Company's inside and online sales channel, which focuses primarily on the Professional market, realized a 16% increase in billings to $1.2 million in the fiscal 2015 fourth quarter from $1.1 million in the same prior year period.

Home Health Care market billings were essentially flat at $1.7 million for the fiscal fourth quarter of 2015. Fourth quarter Assisted Living billings grew 16% to $0.5 million, as compared to $0.4 million in the prior-year period. Environmental market billings were $0.2 million compared to $0.3 million in the prior year period due to the timing of projects.

Operating performance

Gross margin was 42.0% in the fourth quarter of fiscal 2015 compared to gross margin of 36.2% in the fourth quarter of fiscal 2014. Gross margin improvement was driven by the leverage gained from higher revenue.

Selling, general and administrative (SG&A) expense was flat at $2.3 million. SG&A as a percentage of sales decreased to 26% as compared to 33% in the fourth quarter of fiscal 2014.

The Company reported operating income of $1.4 million in the fourth quarter of fiscal 2015 as compared to operating income of $1.7 million in the fourth quarter of fiscal 2014. Fiscal fourth quarter 2014 operating income included the positive impact of the $1.5 million legal settlement described above. Without the impact of the prior year legal settlement, operating income increased $1.3 million, or more than 11 times, over the prior year.

Fiscal 2015 Review

Sharps recorded revenue of $30.9 million in fiscal 2015, an increase of 16% compared to revenue of $26.6 million in fiscal 2014. Customer billings increased 18% to $31.5 million in fiscal 2015. Retail billings grew 36% to $8.7 million as compared to $6.4 million in fiscal 2014, primarily due to increases in flu shot related business. The retail market has historically experienced some volatility on a quarter-by-quarter basis, due to variability in demand for flu shots and other immunizations, but the growing trend of retail pharmacies expanding their healthcare services and Sharps' estimated 75% market share in this segment drive growth for the Company. Government billings increased 255% to $1.8 million in fiscal 2015 as compared to $0.5 million in fiscal 2014, due to increased orders for the Company's new unused medication disposal solutions including the TakeAway Medication Recovery System and MedSafe solutions which have been approved for purchase and use by several government agencies. Pharmaceutical Manufacturer billings increased 30% to $4.9 million in fiscal 2015 as compared to $3.7 million in fiscal 2014. Professional billings increased 17% to $6.2 million in fiscal 2015 as compared to $5.3 million in the same prior year period.

Fiscal 2015 gross margin improved to 35.6%, as compared to gross margin of 33.8% in fiscal 2014. SG&A expense increased to $9.5 million, an increase of 4% over the prior year, as a result of the Company's ongoing investment in sales and marketing initiatives. The Company recorded operating income of $1.2 million in fiscal 2015 as compared to operating income of $1.0 million in fiscal 2014. Fiscal fourth quarter 2014 operating income included the positive impact of the $1.5 million legal settlement described above. Without the impact of the prior year legal settlement, operating income increased $1.8 million over the prior year.

Sharps achieved EBITDA of $2.1 million in fiscal 2015, consistent with EBITDA for fiscal 2014. Fiscal fourth quarter 2014 EBITDA included the positive impact of the $1.5 million legal settlement described above. Without the impact of the prior year legal settlement, fiscal year 2015 EBITDA increased $1.5 million, or almost 3 times, over the prior year. Net income for 2015 was $1.2 million or $0.08 per basic and $0.07 per diluted share, compared to net income of $1.0 million or $0.06 per basic and diluted share in fiscal 2014. As previously discussed, fiscal 2014 net income includes the positive impact of the $1.5 million, or $0.10 per share, legal settlement related to the Company's claims against the U.S. government related to a January 2012 contract termination. Without the impact of the prior year legal settlement, fiscal year 2015 net income increased $1.7 million and EPS increased $0.12 per share over the prior year.

Financial flexibility and a strong balance sheet

Cash and cash equivalents increased to $15.2 million at June 30, 2015 compared to $13.7 million at June 30, 2014. For the same periods, working capital increased to $19.7 million from $17.9 million.

In January 2013, the Company's Board of Directors authorized a stock repurchase program for up to $3.0 million over a two-year period. The program has been extended through January 2017. Since the inception of the program and through June 30, 2015, the Company repurchased 191,250 shares under the program at a cost of $0.8 million, leaving a remaining amount of $2.2 million for potential purchases under the program.

Acquisition of Alpha Bio/Med and Launch of Route-Based Pick-Up Service in Texas

Following the close of the fourth quarter, Sharps announced the acquisition of Alpha Bio/Med Services LLC, a route-based pick-up service located in Pennsylvania. Additionally, Sharps announced the launch of a Company-sponsored route-based pick-up operation in Texas serving Dallas, Houston, San Antonio and Austin as well as Shreveport, Louisiana. The addition of Alpha Bio/Med expands the Company's capabilities, enabling it to service the Pennsylvania, Maryland and Ohio areas with both a route-based pick-up service as well as its Sharps Recovery System™ mailback solutions. The Company is also exploring opportunities to build and permit a treatment facility in the northeast to efficiently service its expanding customer base in the region

As part of its growth strategy, Sharps has enhanced its service offering to include both route-based pick-up and the Sharps Recovery System mailback to maximize savings and efficiencies for customers. These additional services will be focused on the professional, assisted living and long-term care markets and will also expand the Company's service offering to medium quantity markets, such as surgery centers.

Mr. Tusa commented, "Our long term growth strategy has always included the evaluation of acquisition opportunities as well as additions to our service model that will allow us to offer complementary, value-added services to our current and prospective customer base. We believe the acquisition of Alpha Bio/Med, the potential addition of a treatment facility in the northeast and the launch of our route-based pick-up service operations in Texas are key elements that enhance our ability to meet the needs of our customers and also further our strategic growth goals."

Outlook

Mr. Tusa concluded, "We are energized and optimistic about the business as we move into fiscal year 2016. We believe we'll see continued organic growth in existing markets and strengthening sales of our new unused medication management solutions. We have completed the integration of Alpha Bio/Med and are in the process of launching our route-based pick-up service in Texas. With this, we have enhanced our service offerings to include customized, full service medical waste management solutions to continue to grow our market share across all of our markets and service the needs of our customers. We continue to evaluate strategic acquisition opportunities that we believe would further our strategic growth plans. We'll maintain our focus on and investment in sales and marketing initiatives to ensure and improve awareness of our service offerings in the marketplace to drive revenue growth."

Fourth quarter and fiscal year end 2015 webcast and conference call

The Company will host a teleconference today beginning at 11:00 a.m. Eastern Time, during which management will review the financial and operating results for the period and discuss Sharps' corporate strategy and outlook. A question-and-answer session will follow.

The Sharps conference call can be accessed by domestic callers by dialing (877) 407-0782. International callers may access the call by dialing (201) 689-8567. The webcast can be monitored at www.sharpsinc.com. Webcast listeners will have the opportunity to submit questions to the speakers. Select questions will be summarized and addressed during the question-and-answer portion of the call.

A telephonic replay will be available through September 12, 2015. To listen to the replay, domestic callers should dial (877) 660-6853 and international callers should dial (201) 612-7415 and enter conference ID number 13616379. A transcript will also be posted to the Sharps website, once available.

About Sharps Compliance Corp.

Headquartered in Houston, Texas, Sharps Compliance is a leading full-service national provider of comprehensive waste management services including medical, pharmaceutical and hazardous. Its key markets include pharmaceutical manufacturers, home healthcare providers, assisted living / long-term care, retail pharmacies and clinics, and the professional market which is comprised of physicians, dentists and veterinary practices. The Company's flagship product, the Sharps Recovery System, is a comprehensive solution for the containment, transportation, treatment and tracking of medical waste and used healthcare materials. The Company also offers its route-based pick-up service in Pennsylvania, Maryland, Ohio and Texas.

More information on the Company and its products can be found on its website at: www.sharpsinc.com

Safe harbor statement

The information made available in this news release contains certain forward-looking statements which reflect Sharps Compliance Corp.'s current view of future events and financial performance. Wherever used, the words "estimate," "expect," "plan," "anticipate," "believe," "may" and similar expressions identify forward-looking statements. Any such forward-looking statements are subject to risks and uncertainties and the Company's future results of operations could differ materially from historical results or current expectations. Some of these risks include, without limitation, the Company's ability to educate its customers, development of public awareness programs to educate the identified consumer, customer preferences, the Company's ability to scale the business and manage its growth, the degree of success the Company has at gaining more large customer contracts, managing regulatory compliance and/or other factors that may be described in the Company's annual report on Form 10-K, quarterly reports on Form 10-Q and/or other filings with the Securities and Exchange Commission. Future economic and industry trends that could potentially impact revenue and profitability are difficult to predict. The Company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results, express or implied therein, will not be realized.

Non-GAAP measures

This release contains certain financial information not derived in accordance with generally accepted accounting principles ("GAAP"), including customer billings information, EBITDA and non-GAAP net income per share. The Company believes this information is useful to investors and other interested parties. Such information should not be considered as a substitute for any measure derived in accordance with GAAP, and may not be comparable to other similarly titled measures of other companies. Reconciliation of this information to the most comparable GAAP measures is included as an attachment to this release.

FINANCIAL TABLES FOLLOW

Sharps Compliance Corp. and Subsidiaries
Condensed Consolidated Statements of Income
(in thousands, except per share data)
(Unaudited)

	Three-Months Ended			Twelve-Months Ended
	June 30,			June 30,

	2015	2014	% Change	2015	2014	% Change

Revenue	$ 8,991	$ 7,096	26.7%	$ 30,902	$ 26,570	16.3%

Cost of revenue	5,218	4,529	15.2%	19,907	17,581	13.2%
Gross profit	3,773	2,567	47.0%	10,995	8,989	22.3%
Gross margin	42.0%	36.2%		35.6%	33.8%
SG&A expense	2,347	2,344	0.1%	9,496	9,100	4.4%
Legal settlement	--	(1,538)		--	(1,538)
Depreciation and amortization	52	111		263	462

Operating income	1,374	1,650		1,236	965
Operating margin	15.3%	23.3%		4.0%	3.6%
Other income	9	8		36	24

Income before income taxes	1,383	1,658		1,272	989
Income tax expense	86	9		112	33
Net income	$ 1,297	$ 1,649		$ 1,160	$ 956

Net income per share
Basic	$ 0.08	$ 0.11		$ 0.08	$ 0.06
Diluted	$ 0.08	$ 0.11		$ 0.07	$ 0.06
Weighted Average Shares Outstanding
Basic	15,380	15,270		15,327	15,289
Diluted	15,804	15,381		15,564	15,401

Sharps Compliance Corp. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands)
(Unaudited)

	June 30, 2015	June 30, 2014

ASSETS:
Current assets:
Cash and cash equivalents	$ 15,157	$ 13,717
Restricted cash	--	111
Accounts receivable, net	6,647	4,728
Legal settlement receivable	--	1,538
Inventory	2,738	1,320
Prepaid and other current assets	733	474
Total current assets	25,275	21,888
Property, plant and equipment, net	3,810	3,858
Intangible assets, net	666	715
Total assets	$ 29,751	$ 26,461

LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:
Accounts payable	$ 1,770	$ 1,617
Accrued liabilities	1,917	1,046
Deferred revenue	1,877	1,337
Total current liabilities	5,564	4,000
Long-term deferred revenue	483	524
Other long-term liabilities	118	33
Total liabilities	6,165	4,557
Stockholders' equity:
Total stockholders' equity	23,586	21,904
Total liabilities and stockholders' equity	$ 29,751	$ 26,461

Sharps Compliance Corp. and Subsidiaries
Supplemental Customer Billing and Revenue Information
(unaudited)
(in thousands)

	Three-Months Ended June 30,
	2015	% Total	2014	$ Change	%
BILLINGS BY MARKET:
Retail	$ 3,056	32.3%	$ 1,985	$ 1,071	54.0%
Home Health Care	1,698	18.0%	1,717	(19)	(1.1%)
Professional	1,499	15.9%	1,431	68	4.8%
Pharmaceutical Manufacturer	1,413	15.0%	1,149	264	23.0%
Assisted Living	502	5.3%	433	69	15.9%
Government	795	8.4%	126	669	531.0%
Environmental	209	2.2%	323	(114)	(35.3%)
Other	277	2.9%	207	70	33.8%
Subtotal	$ 9,449	100.0%	$ 7,371	$ 2,078	28.2%
GAAP Adjustment *	(458)		(275)	(183)
Revenue Reported	$ 8,991		$ 7,096	$ 1,895	26.7%

	Twelve-Months Ended June 30,
	2015	% Total	2014	$ Change	%
BILLINGS BY MARKET:
Retail	$ 8,726	27.7%	$ 6,406	$ 2,320	36.2%
Home Health Care	6,802	21.6%	7,251	(449)	(6.2%)
Professional	6,225	19.8%	5,311	914	17.2%
Pharmaceutical Manufacturer	4,855	15.4%	3,735	1,120	30.0%
Assisted Living	1,879	6.0%	1,713	166	9.7%
Government	1,756	5.6%	495	1,261	254.7%
Environmental	368	1.1%	755	(387)	(51.3%)
Other	891	2.8%	941	(50)	(5.3%)
Subtotal	$31,502	100.0%	$26,607	$ 4,895	18.4%
GAAP Adjustment *	(600)		(37)	(563)
Revenue Reported	$30,902		$26,570	$ 4,332	16.3%

* Represents the net impact of the revenue recognition adjustments to arrive at reported GAAP revenue. Customer billings include all invoiced amounts for products shipped during the period reported. GAAP revenue includes customer billings as well as numerous adjustments necessary to reflect, (i) the deferral of a portion of current period sales and (ii) recognition of certain revenue associated with product returned for treatment and destruction. The difference between customer billings and GAAP revenue is reflected in the Company's balance sheet as deferred revenue.

Sharps Compliance Corp. and Subsidiaries
Supplemental Customer Billing by Channel Information
(unaudited)
(in thousands)

	Three-Months Ended June 30,
	2015	% Total	2014	$ Change	% Change
BILLINGS BY CHANNEL:
Direct Sales	$ 5,535	58.6%	$ 3,813	$ 1,720	45.1%
Distributors	2,694	28.5%	2,507	187	0.1
Inside and Online Sales	1,220	12.9%	1,051	169	16.1%
Total Billings By Channel	$ 9,449	100.0%	$ 7,371	$ 2,076	28.2%

	Twelve-Months Ended June 30,
	2015	% Total	2014	$ Change	% Change
BILLINGS BY CHANNEL:
Direct Sales	$ 16,170	51.3%	$ 11,996	$ 4,174	34.8%
Distributors	10,384	33.0%	10,615	(231)	(2.2%)
Inside and Online Sales	4,948	15.7%	3,996	952	23.8%
Total Billings By Channel	$ 31,502	100.0%	$ 26,607	$ 4,895	18.4%

Sharps Compliance Corp. and Subsidiaries
Supplemental Table to Reconcile Net Income to EBITDA
(unaudited)
(in thousands)

	Three-Months Ended		Twelve-Months Ended
	June 30,		June 30,
	2015	2014	2015	2014

Net Income	$ 1,297	$ 1,649	$ 1,160	$ 956

Income tax expense	86	9	112	33
Interest income	(9)	(8)	(36)	(24)
Depreciation and amortization	177	270	830	1,105

EBITDA	$ 1,551	$ 1,920	$ 2,066	$ 2,070

The Company defines earnings before interest, taxes, depreciation and amortization ("EBITDA") as net loss, plus income tax expense, interest income, and depreciation and amortization. Other companies may define EBITDA differently. EBITDA is presented because it is a financial measure that is frequently requested by third parties. However, EBITDA is not considered under generally accepted accounting principles as a primary measure of an entity's financial results, and accordingly, EBITDA should not be considered an alternative to operating income, net income, or cash flows as determined under generally accepted accounting principles and as reported by the Company.

Sharps Compliance Corp. and Subsidiaries
Supplemental Reconciliation of GAAP to Non-GAAP Net Income Per Share*
(unaudited)
(in thousands, except per share data)

	Three-Months Ended		Twelve-Months Ended
	June 30,		June 30,
	2015	2014	2015	2014

Net Income	$ 1,297	$ 1,649	$ 1,160	$ 956

Diluted net income per share	$ 0.08	$ 0.11	$ 0.07	$ 0.06

Adjustments:
Severance costs	--	--	--	102
Legal costs related to CDC claim	--	30	--	280
Legal settlement	--	(1,538)	--	(1,538)

Adjustments	--	(1,508)	--	(1,156)

Adjusted Net Income	$ 1,297	$ 141	$ 1,160	$ (200)

Adjusted diluted net income per share	$ 0.08	$ 0.01	$ 0.07	$ (0.01)

* In accordance with U.S. generally accepted accounting principles (GAAP), the Company's net deferred tax assets have been fully reserved by a tax valuation allowance and any tax expense (benefit) has been offset by the utilization of net operating loss carryforwards or additional deferred tax valuation allowance. Therefore, the amounts shown in this schedule have not been adjusted to reflect any tax impact. The Company believes this information is useful to investors and other interested parties. Such information would not be considered as a substitute for any measure derived in accordance with GAAP, and may not be comparable to other similarly titled measures of other companies.
CONTACT: For more information contact:

         Diana P. Diaz
         Sharps Compliance Corp.
         Vice President and Chief Financial Officer
         Phone: (713) 660-3547
         Email: ddiaz@sharpsinc.com

         John Nesbett/Jennifer Belodeau
         Institutional Marketing Services (IMS)
         Phone: (203) 972-9200
         Email: jnesbett@institutionalms.com